Prospectus Supplement to Prospectus dated March 22, 2005
Registration No. 333-121038
Filed Pursuant to Rule 424(b)(3)

Spescom Software Inc.

Supplement
To
Prospectus Dated March 22, 2005

This is a Supplement to Spescom Software Inc.’s Prospectus, dated March 22, 2005, with respect to the offer and sale of up to 12,044,550 shares of Spescom common stock, including 7,333,334 common shares to be issued upon conversion of Series G Preferred Stock and the exercise of certain options and warrants, by the selling securityholders listed in the prospectus or their transferees. This Supplement amends and supplements certain information contained in the Prospectus. We encourage you to read this Supplement carefully.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Supplement and the Prospectus or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement is November 4, 2005.

CURRENT REPORT ON FORM 8-K

On October 31, 2005, we filed with the Securities and Exchange Commission a Current Report on Form 8-K, announcing our entry into a definitive agreement respecting a private placement with Monarch Pointe Fund, Ltd. and M.A.G. Capital, LLC, and our consummation of the first of two closings provided for by that agreement.

On August 12, 2005, we filed with the Securities and Exchange Commission a Current Report on Form 8-K, announcing the resignation of Carl H. Mostert as Chief Executive Officer and Director and the appointment of Keith Stentiford as interim Chief Executive Officer.

We hereby incorporate by reference into this Supplement and the Prospectus the two Current Reports on Form 8-K, copies of which are being provided to you along with this Supplement.

Information about documents that have been incorporated by reference into the Prospectus is included in the section of the Prospectus captioned “Where You Can Find More Information.”

Prospectus Supplement dated November 4, 2005.